Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form F-4 (No. 333-112314) of Sanofi-Aventis (formerly known as Sanofi-Synthelabo) of our report dated March 5, 2004 relating to the consolidated financial statements of Aventis, which appears in the Annual Report on Form 20-F of Aventis for the year ended December 31, 2003. We also consent to the references to us under the headings “Experts” and “Summary Selected Historical Consolidated Financial Data of Aventis” in such Registration Statement, and to the reference to us under the heading “Selected Financial Data” in such Form 20-F.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Paris, France

October 15, 2004